Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Shanta Mauney	Frank R. Pierce
smauney@wardcc.com	investorrelations@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – August 16, 2010 – 7:00am(EST)

American Electric Technologies Reports 2nd Quarter and Six Month 2010 Results

HOUSTON August 16, 2010 - American Electric Technologies, Inc. (NASDAQ: AETI, the “Company”), the premium supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, today announced the following results for the fiscal second quarter and six months ended June 30, 2010.

Total sales for the three months ended June 30, 2010, were $8.3 million, a decrease of 14% from the March 31, 2010 quarter and a decline of 32% from the quarter ended June 30, 2009. The Company reported a net loss for the second quarter of 2010 of $1.1 million, or 15 cents per basic share and 14 cents per diluted share, compared with a loss of $0.3 million, or 4 cents per basic and diluted share, for the same quarter last year. For the six months ending June 30, 2010, net sales, were $17.9 million, with a loss of $1.6 million, or 20 cent per basic and fully diluted per share. This is compared to net sales of $28.2 million, net income of $0.4 million and $0.05 basic and fully diluted earnings per share in the comparable prior year period.

Although the Company saw improvement in its E&I construction and AAT segments in the 2010 second quarter, overall results were negatively impacted by continued weakness in the Company’s traditional products business, primarily in the marine and industrial markets.

“The Company continued to experience weakness in our traditional markets in the 2nd quarter”, stated Charles Dauber, AETI’s President and Chief Executive Officer. “However, we are encouraged by signs of improvement that we are seeing in some of our traditional segments and believe that the investments we’ve made in renewable energy product and market development in the past year should enable us to realize increased revenues and profitability in the 2nd half of 2010.”

The Company is pleased to report progress on our strategy to leverage our traditional energy industry capabilities into the wind and solar markets. In the 2nd quarter, the Company booked the following renewable energy orders which will positively impact third quarter revenue:

•

A 145KW solar project with Houston Advanced Research Council with solar developer partner, Ignite Solar. This project is valued at over $500,000 to AETI which will provide the electrical equipment and project management services.

•	A $500,000 wind farm electrical services project for a major US wind farm developer/owner/operator.

•	A $125,000 custom switchgear project for a new solar farm.

The Company also recently introduced the solar industry’s first “Integrated Solar Inversion Station” called ISIS™, at the InterSolar 2010 conference in San Francisco. ISIS™ is the

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

industry’s first integrated 1MW utility-grade solar power inverter system designed to provide greater and more reliable operating power for solar farms in the harshest environments. The Company received a strong response from its product launch due to the uniqueness of the solution. The Company plans to continue to invest in renewable product and market development to take advantage of the emerging utility-scale solar market, and expects to begin booking orders for the ISIS product this quarter for shipments in the latter part of 2010.

2010 AETI Key Data:

•

The Technical Products and Services (TP&S) segment generated $3.5 million in revenue in the second quarter of 2010, a decrease of $4.6 million as compared with the same 2009 period. The decline in the TP&S gross profit reflected the continued weakness in the traditional marine and industrial markets and also was affected by the previously discussed renewable product development investment expenditures.

•

The Company is pleased to report a significant increase in TP&S backlog to $6.0 million as of June 30, 2010, up $2.3 million during the quarter from $3.7 million at the end of the first quarter. Approximately 73% percent of this backlog is expected to be realized during the 2010 fiscal year.

•

The Company also announced the hiring of a new Vice President of Power Services, Rick Thompson. Thompson joins the Company from Dashiell, a Quanta Services company, where he led the electrical services group for its flagship EPC operations. Thompson will be responsible for AETI’s testing units in Houston and Beaumont as well as the company’s renewable services operations.

•

The Electrical & Instrumentation Construction (E&I Construction) segment generated sales of $3.0 million in the second quarter of 2010. This represented an increase of $0.9 million compared to the same quarter in 2009. This increase is due to additional revenue from our water/wastewater and industrial units. Gross profit from the segment was $0.3 million for the second quarter of 2010, an improvement from the $1.2 million loss experienced in the 2009 period. The gross profit improvement is directly related to our exit from the new school construction business in 2009.

•

The backlog for the E&I Construction segment was $6.9 million as of June 30, 2010, a decrease of $1.0 million from the December 31, 2009 total. Approximately 80% of this backlog should be realized in the second half of 2010.

•

The American Access Technologies segment reported sales of $1.7 million and gross profits of $0.4 million in the second quarter of 2010 as compared to sales of $2.0 million and gross profit of $0.4 million in 2009. The gross profit percentage improvement stemmed from an improved manufacturing cost structure. The Company expects continued revenue growth and profitability from this segment for the remainder of the year.

•	The company has implemented additional cost and expense management measures in an effort to control expenses and maintain a consistency with the Company’s run rate.

•	During the quarter ended June 30, 2010, the Company recorded equity income from joint venture investments of $0.3 million and received a cash dividend of approximately $1.0

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

million from our Chinese joint venture. The Company sees an increase in Chinese drilling projects which is expected to improve equity income in the latter part of 2010.

•

The Company’s new Brazilian joint venture, the AETI Alliance Group, also booked its first orders during the second quarter. Management has received strong market interest from prospective oil and gas customers.

•	The Company’s cash position as of June 30, 2010 was $1.4 million and long-term debt position of $3.0 million as of June 30, 2010, which is essentially unchanged from the prior quarter.

Detailed information on the financial results for the quarter ended June 30, 2010 is included in the Company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission on August 16, 2010.

Conference Call

AETI will conduct a conference call at 3:00pm. CST on August 16, 2010, to discuss the results with analysts, investors and other interested parties. Individuals wishing to participate in the conference call should dial 1-888-732-6202, confirmation code 217150, in the United States or 1-719-457-1017, confirmation code 217150, from outside the United States.

Condolences

The company wishes to express our condolences to the family of Stuart Schube, a member of the AETI board of directors, who passed away on June 30th. Stuart has been a member of the board of directors of M&I since 2002, and was instrumental in the merger of M&I Electric and American Access Technologies in 2007. Stuart was a mentor to the executive team of AETI and an inspiration to all who knew him. He will be missed.

###

American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 26, 2010. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.